Exhibit 99.1

INDEX TO FINANCIAL STATEMENTS

Page
Tradeweb Markets LLC and Subsidiaries Consolidated Financial Statements
Reports of Independent Registered Public Accounting Firm	2
Consolidated Statements of Financial Condition as of December 31, 2018 and 2017	4
Consolidated Statements of Income for October 1, 2018 to December 31, 2018, January 1 to September 30, 2018 and the Years Ended December 31, 2017 and 2016	5
Consolidated Statements of Changes in Members’ Capital and Accumulated Other Comprehensive Loss for October 1, 2018 to December 31, 2018, January 1, 2018 to September 30, 2018 and the Years Ended December 31, 2017 and 2016	6
Consolidated Statements of Cash Flows for October 1, 2018 to December 31, 2018, January 1, 2018 to September 30, 2018 and the Years Ended December 31, 2017 and 2016	7
Notes to Consolidated Financial Statements	9

Report of Independent Registered Public Accounting Firm

To Management and Members of Tradeweb Markets LLC

Opinion on the Financial Statements

We have audited the accompanying consolidated statement of financial condition of Tradeweb Markets LLC and subsidiaries (the “Company”) as of December 31, 2018, the related consolidated statements of income, changes in members’ capital and accumulated other comprehensive loss, and cash flows for the period from October 1, 2018 to December 31, 2018 (the “Successor Period”), and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018, and the results of its operations and its cash flows for period from October 1, 2018 to December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Emphasis of a Matter

As discussed in Notes 1 and 3 to the financial statements, on October 1, 2018, a majority interest in King (Cayman) Holdings Ltd., was acquired by BCP York Holdings, a company owned by certain investment funds affiliated with The Blackstone Group L.P. As a result of the application of pushdown accounting, the Company’s financial statements for the Successor Period are not comparable to the Predecessor Periods, which are from January 1, 2018 to September 30, 2018, and for the years ended December 31, 2017 and 2016.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/Deloitte & Touche LLP

New York, New York

March 5, 2019

March 25, 2019 (as to the subsequent events described in Note 22)

June 17, 2019 (as to the effects of the recapitalization described in Note 2)

We have served as the Company’s auditor since 2018.

Report of Independent Registered Public Accounting Firm

To the Management and Members of Tradeweb Markets LLC (Predecessor):

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial condition of Tradeweb Markets LLC and its subsidiaries (Predecessor) (the “Company”) as of December 31, 2017 and the related consolidated statements of income, of changes in members’ capital and accumulated other comprehensive loss and of cash flows for the nine months ended September 30, 2018 and for the years ended December 31, 2017 and December 31, 2016, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and the results of its operations and its cash flows for the nine months ended September 30, 2018 and for the years ended December 31, 2017 and December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

New York, New York

December 17, 2018, except for the impacts of the amendment to the LLC agreement discussed in Note 2 to the consolidated financial statements, as to which the date is May 20, 2019

We have served as the Company’s auditor since 2008.

Tradeweb Markets LLC and Subsidiaries

Consolidated Statements of Financial Condition

(in thousands)

	Successor	Predecessor
	December 31, 2018	December 31, 2017

Assets
Cash and cash equivalents including cash deposited with related parties of $283,790 and $234,107 at December 31, 2018 and December 31,2017, respectively	$410,104	$352,598
Restricted cash	1,200	1,200
Receivable from brokers and dealers and clearing organizations including receivables from related parties of $3,332 at December 31, 2018	174,591	4,324
Deposits with clearing organizations including deposits from related parties of $500 at December 31, 2018 and December 31, 2017	11,427	9,926
Accounts receivable, net of allowance including receivables from related parties of $40,730 and $27,163 at December 31, 2018 and December 31, 2017, respectively	87,192	69,662
Furniture, equipment, purchased software and leasehold improvements, net of accumulated depreciation and amortization	38,128	27,031
Software development costs, net of accumulated amortization	170,582	41,181
Intangible assets, net of accumulated amortization	1,380,848	222,219
Goodwill	2,694,797	563,421
Receivable from affiliates	3,243	375
Other assets including other assets from related parties of $9 and $27 at December 31, 2018 and December 31, 2017, respectively	25,027	18,130
Deferred tax assets	—	6,820
Total assets	$4,997,139	$1,316,887
Liabilities and Members’ Capital
Liabilities
Payable to brokers and dealers and clearing organizations including payables to related parties of $2,404 at December 31, 2018	$171,214	$4,322
Accrued compensation	120,158	89,769
Deferred revenue including deferred revenue from related parties of $9,151 and $5,106 at December 31, 2018 and December 31, 2017, respectively	27,883	29,673
Contingent consideration payable to related parties	—	129,393
Accounts payable, accrued expenses and other liabilities including payables to related parties of $2,555 at December 31, 2017	42,548	27,364
Employee equity compensation payable	24,187	31,019
Payable to affiliates	5,009	5,578
Deferred tax liability	19,627	—
Total liabilities	410,626	317,118
Commitments and contingencies (Note 17)
Mezzanine Capital
Class C Shares and Class P(C) Shares	14,179	13,301
Members’ capital
Members’ capital	4,573,200	999,735
Accumulated other comprehensive loss	(866)	(13,267)
Total members’ capital	4,572,334	986,468
Total liabilities and members’ capital	$4,997,139	$1,316,887

The accompanying notes are an integral part of these consolidated financial statements.

Tradeweb Markets LLC and Subsidiaries

Consolidated Statements of Income

(in thousands, except share and per share data)

	Successor	Predecessor	Predecessor	Predecessor
	October 1, 2018 to December 31, 2018	January 1, 2018 to September 30, 2018	Year ended December 31, 2017	Year ended December 31, 2016
Revenues
Transaction fees including from related parties of $59,259, $159,663, $151,695 and $134,231 in the period ended December 31, 2018, September 30, 2018, December 31, 2017 and December 31, 2016, respectively	$97,130	$273,751	$267,020	$230,171
Subscription fees including from related parties of $5,718, $16,627, $37,426 and $35,169 in the period ended December 31, 2018, September 30, 2018, December 31, 2017 and December 31, 2016, respectively	33,052	107,130	144,409	141,419
Commissions including from related parties of $12,401, $34,944, $43,315 and $42,343 in the period ended December 31, 2018, September 30, 2018, December 31, 2017 and December 31, 2016, respectively	32,840	79,830	96,745	91,663
Refinitiv market data fees	13,467	36,851	50,125	50,564
Other	2,148	8,209	4,669	4,587
Gross revenue	178,637	505,771	562,968	518,404
Contingent consideration to related parties	—	(26,830)	(58,520)	(26,224)
Net revenue	178,637	478,941	504,448	492,180
Expenses
Employee compensation and benefits	80,436	209,053	248,963	228,584
Depreciation and amortization	33,020	48,808	68,615	80,859
General and administrative including from related parties of $180, $539, $719 and $740 in the period ended December 31, 2018, September 30, 2018, December 31, 2017 and December 31, 2016, respectively	11,837	23,056	33,973	27,392
Technology and communications including from related parties of $740, $2,220, $2,960 and $2,960 in the period ended December 31, 2018, September 30, 2018, December 31, 2017 and December 31, 2016, respectively	9,907	26,598	30,013	28,239
Professional fees	8,194	20,360	19,351	18,158
Occupancy including from related parties of $155, $466, $621 and $600 in the period ended December 31, 2018, September 30, 2018, December 31, 2017 and December 31, 2016, respectively	3,308	10,732	14,441	15,817
Total Expenses	146,702	338,607	415,356	399,049
Operating income	31,935	140,334	89,092	93,131
Interest income including from related parties of $17, $34, $40 and $80 in the period ended December 31, 2018, September 30, 2018, December 31, 2017 and December 31, 2016, respectively	787	1,726	1,140	644
Interest expense from related parties	—	—	(455)	(1,339)
Income before taxes	32,722	142,060	89,777	92,436
Provision for income taxes	(3,415)	(11,900)	(6,129)	725
Net income	$29,307	$130,160	$83,648	$93,161
Net income per share (Note 18)
Basic	$0.13	$0.60	$0.39	$0.44
Diluted	$0.13	$0.60	$0.39	$0.44
Weighted average number of shares outstanding
Basic	222,221,628	215,365,920	212,568,635	210,979,704
Diluted	222,243,851	215,365,920	212,568,635	210,979,704

The accompanying notes are an integral part of these consolidated financial statements.

Tradeweb Markets LLC and Subsidiaries

Consolidated Statements of Changes in Members’ Capital and Accumulated Other Comprehensive Loss

(in thousands)

	Members’ Capital	Accumulated Other Comprehensive Loss	Total Members’ Capital
Predecessor
Members’ capital at December 31, 2015	$1,079,417	$(11,473)	$1,067,944
Comprehensive income:
Net income	93,161		93,161
Foreign currency translation adjustments		(4,679)	(4,679)
Comprehensive income	93,161	(4,679)	88,482
Adjustment to Class C Shares and Class P(C) Shares in mezzanine capital	(1,667)		(1,667)
Capital distributions	(130,000)		(130,000)
Members’ capital at December 31, 2016	$1,040,911	$(16,152)	$1,024,759
Comprehensive income:
Net income	83,648		83,648
Foreign currency translation adjustments		2,885	2,885
Comprehensive income	83,648	2,885	86,533
Adjustment to Class C Shares and Class P(C) Shares in mezzanine capital	(2,109)		(2,109)
Capital contributions	29,285		29,285
Capital distributions	(152,000)		(152,000)
Members’ capital at December 31, 2017	$999,735	$(13,267)	$986,468
Comprehensive income:
Net income	130,160		130,160
Foreign currency translation adjustments		(3,064)	(3,064)
Comprehensive income	130,160	(3,064)	127,096
Adjustment to Class C Shares and Class P(C) Shares in mezzanine capital	456		456
Vesting of contingent consideration	150,495		150,495
Capital distributions	(139,350)		(139,350)
Members’ capital at September 30, 2018	$1,141,496	$(16,331)	$1,125,165

	Members’ Capital	Accumulated Other Comprehensive Loss	Total Members’ Capital
Successor
Members’ capital at October 1, 2018	$4,562,154	$—	$4,562,154
Comprehensive income:
Net income	29,307		29,307
Foreign currency translation adjustments		(866)	(866)
Comprehensive income	29,307	(866)	28,441
Adjustment to Class C Shares and Class P(C) Shares in mezzanine capital	(1,333)		(1,333)
Conversion of certain cash-settled PRSUs to equity settled PRSUs	19,072		19,072
Capital distributions	(36,000)		(36,000)
Members’ capital at December 31, 2018	$4,573,200	$(866)	$4,572,334

The accompanying notes are an integral part of these consolidated financial statements.

Tradeweb Markets LLC and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	Successor	Predecessor	Predecessor	Predecessor
	October 1, 2018 to December 31, 2018	January 1, 2018 to September 30, 2018	Year ended December 31, 2017	Year ended December 31, 2016
Cash flows from operating activities
Net income	$29,307	$130,160	$83,648	$93,161
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	33,020	48,808	68,615	80,859
Contingent consideration	—	26,830	58,520	26,224
Vesting of P-1(C) Shares	—	(5,728)
Deferred taxes	968	2,602	(950)	(6,323)
(Increase) decrease in operating assets:
Receivable from brokers and dealers and clearing organizations	(169,949)	(318)	(4,324)	380
Deposits with clearing organizations	(2,248)	726	606	(2,311)
Accounts receivable	8,085	(28,434)	11,196	(18,683)
Receivable from affiliates	107	(2,534)	314	957
Other assets	(4,695)	(6,371)	4,719	(5,369)
Increase (decrease) in operating liabilities:
Payable to brokers and dealers and clearing organizations	171,214	(4,322)	4,322	(380)
Accrued compensation	38,368	(7,568)	12,364	7,851
Deferred revenue	(396)	(1,396)	(12,555)	(6,167)
Accounts payable, accrued expenses and other liabilities	639	8,793	(3,826)	2,364
Employee equity compensation payable	9,345	2,896	2,380	519
Payable to affiliates	(1,209)	684	(449)	(1,237)
Net cash provided by operating activities	112,556	164,828	224,580	171,845
Cash flows from investing activities
Purchase of furniture, equipment, software and leasehold improvements	(9,090)	(6,327)	(13,461)	(9,998)
Capitalized software development costs	(7,156)	(19,523)	(27,157)	(25,351)
Business acquisitions			66	(15,216)
Purchase of investments			(5,000)	—
Net cash used in investing activities	(16,246)	(25,850)	(45,552)	(50,565)
Cash flows from financing activities
Capital distributions	(36,000)	(139,350)	(152,000)	(130,000)
Mezzanine capital contributions			82	—
Mezzanine capital distributions			(1,543)	(521)
Net cash used in financing activities	(36,000)	(139,350)	(153,461)	(130,521)
Effect of exchange rate changes on cash and cash equivalents	(389)	(2,043)	3,157	(6,200)
Net increase (decrease) in cash and cash equivalents	59,921	(2,415)	28,724	(15,441)
Cash and cash equivalents and restricted cash
Beginning of period	351,383	353,798	325,074	340,515
End of period	$411,304	$351,383	$353,798	$325,074

The accompanying notes are an integral part of these consolidated financial statements.

Tradeweb Markets LLC and Subsidiaries

Consolidated Statements of Cash Flows — (Continued)

(in thousands)

	Successor	Predecessor	Predecessor	Predecessor
	October 1, 2018 to December 31, 2018	January 1, 2018 to September 30, 2018	Year Ended December 31, 2017	Year Ended December 31, 2016
Supplemental disclosure of cash flow information
Interest paid	$—	$—	$455	$1,339
Income taxes paid	$2,659	$5,500	$6,312	$6,735

Supplemental disclosure of non-cash investing and financing information
Vesting of contingent consideration to Class P-1(A) Shares	$—	$150,495	$—	$—
Conversion of convertible term note payable to Thomson Reuters to Class A Shares	$—	$—	$29,285	$—
Conversion of certain cash-settled PRSUs to equity settled PRSUs	$19,072	$—	$—	$—
Fair value of assets and liabilities from application of pushdown accounting (Note 3)

The following table provides a reconciliation of cash and cash equivalents and restricted cash that sum to the amounts shown in the consolidated statements of cash flows:

	Successor	Predecessor	Predecessor	Predecessor
	October 1, 2018 to December 31, 2018	January 1, 2018 to September 30, 2018	Year Ended December 31, 2017	Year Ended December 31, 2016
Cash and cash equivalents	$410,104	$350,183	$352,598	$324,074
Restricted cash	1,200	1,200	1,200	1,000
Cash and cash equivalents and restricted cash	$411,304	$351,383	$353,798	$325,074

The accompanying notes are an integral part of these consolidated financial statements.

Tradeweb Markets LLC and Subsidiaries

Notes to Consolidated Financial Statements

1.   Organization

Tradeweb Markets LLC (the “Company”) is a leader in building and operating electronic marketplaces for a global network of clients across the institutional, wholesale and retail client sectors. The Company, a Delaware limited liability company, is a consolidating subsidiary of BCP York Holdings (“BCP”), a company owned by certain investment funds affiliated with The Blackstone Group L.P., through BCP’s majority ownership interest in King (Cayman) Holdings Ltd. (“Refinitiv” or the “Parent”). Refinitiv owns a majority ownership in the Company. A minority interest of the Company is owned by a group of investment and commercial banks (the “Banks”).

A majority interest of Refinitiv (formerly the Thomson Reuters Financial & Risk Business) was acquired by BCP on October 1, 2018 (the “Refinitiv Transaction”) from Thomson Reuters (“TR”). The accompanying consolidated financial statements are presented for two periods: predecessor and successor, which relate to the periods preceding and succeeding the Refinitiv Transaction, respectively. The Refinitiv Transaction results in a new basis of accounting beginning on October 1, 2018 and the financial reporting periods are presented as follows:

•                     The successor period, reflecting the Refinitiv Transaction, from October 1, 2018 to December 31, 2018.

•                     The predecessor period of the Company from January 1, 2018 to September 30, 2018.

•                     The predecessor period of the Company for the year ended December 31, 2017.

•                     The predecessor period of the Company for the year ended December 31, 2016.

The Company, through its subsidiary Tradeweb Global LLC (“TWG”), owns:

•                     Tradeweb LLC (“TWL”), a registered broker-dealer under the Securities Exchange Act of 1934, a member of the Financial Industry Regulatory Authority (“FINRA”), a registered independent introducing broker with the Commodities Future Trading Commission (“CFTC”) and a member of the National Futures Association (“NFA”).

•                     Tradeweb Europe Limited (“TEL”), a Multilateral Trading Facility regulated by the Financial Conduct Authority (the “FCA”) in the UK, which maintains branches in Asia which are regulated by certain Asian securities regulators.

•                     TW SEF LLC (“TW SEF”), a Swap Execution Facility (“SEF”) regulated by the CFTC.

•                     DW SEF LLC (“DW SEF”), a SEF regulated by the CFTC.

•                     Tradeweb Japan K.K. (“TWJ”), a security house regulated by the Japanese Financial Services Agency (“JFSA”) and the Japan Securities Dealers Association (“JSDA”).

•                     In January 2019, the Company received authorization from the Dutch Authority for Financial Markets (“AFM”) to operate Tradeweb EU B.V. (“TWEU”), a Trading Venue and Approved Publication Arrangement regulated by the AFM.

The Company, through its subsidiary Tradeweb IDB Markets Inc. (“TWIDB”) (formerly known as Hydrogen Holdings Corporation), owns Dealerweb Inc. (“DW”) (formerly known as Hilliard Farber & Co., Inc.). DW is a registered broker-dealer under the Securities Exchange Act of 1934 and a member of FINRA. DW is also registered as an introducing broker with the CFTC and NFA.

On October 7, 2011, the Company acquired the assets of the RaffCap business. The acquisition was accounted for as a business combination and therefore the cost of the assets acquired and liabilities assumed by the Company, which consisted of intangible assets and goodwill, were accounted for at fair value.

Tradeweb Markets LLC and Subsidiaries

Notes to Consolidated Financial Statements

On November 1, 2013, the Company acquired BondDesk Group LLC and subsidiaries (“BondDesk”). BondDesk’s subsidiary Tradeweb Direct LLC (“TWD”) (formerly known as BondDesk Trading LLC) is a registered broker-dealer under the Securities Exchange Act of 1934 and a member of FINRA.

2.   Significant Accounting Policies

The following is a summary of significant accounting policies:

Basis of Accounting

The consolidated financial statements have been presented in conformity with accounting principles generally accepted in the United States of America.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Basis of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

Recapitalization

On April 4, 2019, the Company’s limited liability company agreement (“LLC Agreement”) was amended and restated to, among other things, (i) provide for a single class of common membership interests in the Company (“LLC Interests”) and (ii) exchange all of the existing membership interests of the Company’s existing equityholders for LLC Interests.  For purposes of calculating net income per share on the consolidated statements of income, the number of outstanding shares has been adjusted retroactively for all periods to reflect the above-mentioned amendment and resulting recapitalization (the “Recapitalization”).  Other share amounts and related disclosures in the notes to the consolidated financial statements reflect the share classes and amounts prior to the Recapitalization unless otherwise indicated.

Cash and Cash Equivalents

Cash and cash equivalents consists of cash and highly liquid investments (such as short-term money market instruments) with original maturities of less than three months.

Allowance for Doubtful Accounts

The Company continually monitors collections and payments from its clients and maintains an allowance for doubtful accounts. The allowance for doubtful accounts is based upon the historical collection experience and specific collection issues that have been identified. Additions, if any, to the allowance for doubtful accounts are charged to bad debt expense, which is included in general and administrative expenses on the consolidated statements of income.

Furniture, Equipment, Purchased Software and Leasehold Improvements

Furniture, equipment, purchased software and leasehold improvements are carried at cost less accumulated depreciation. Depreciation for furniture, equipment and purchased software, including the allocated fair value of assets as a result of pushdown accounting, is computed on a straight-line basis over the estimated useful lives of the related assets, ranging from three to seven years. Leasehold improvements are amortized over the lesser of the estimated useful lives of the leasehold improvements or the remaining term of the lease for office space. Furniture, equipment, purchased software and leasehold improvements are tested for impairment

Tradeweb Markets LLC and Subsidiaries

Notes to Consolidated Financial Statements

whenever events or changes in circumstances suggest that an asset’s carrying value may not be fully recoverable in accordance with Accounting Standards Codification (“ASC”) 360.

Software Development Costs

The Company capitalizes costs associated with the development of internal use software at the point at which the conceptual formulation, design and testing of possible software project alternatives have been completed, in accordance with ASC 350. The Company capitalizes employee compensation and related benefits and third party consulting costs incurred during the application development stage which directly contribute to such development. Once the product is ready for its intended use, such costs are amortized on a straight-line basis over three years. Costs capitalized as part of the pushdown accounting allocation are amortized over nine years. The Company reviews the amounts capitalized for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be fully recoverable, or that their useful lives are shorter than originally expected. Non-capitalized software costs and routine maintenance costs are expensed as incurred.

Intangible Assets

Intangible assets with a finite life are amortized over the estimated lives in accordance with ASC 350. Intangible assets subject to amortization are tested for impairment whenever events or changes in circumstances suggest that an asset’s or asset group’s carrying value may not be fully recoverable in accordance with ASC 360. Intangible assets with an indefinite useful life are tested for impairment at least annually. An impairment loss is recognized if the sum of the estimated undiscounted cash flows relating to the asset or asset group is less than the corresponding fair value. Intangible assets are amortized over their estimated useful lives of seven to sixteen years.

Goodwill

Goodwill is the excess of the fair value of the Company above the fair value accounting basis of the net assets and liabilities of the Company under pushdown accounting and is the cost of acquired companies in excess of the fair value of identifiable net assets at acquisition date. Goodwill is not amortized, but in accordance with ASC 350, goodwill is tested for impairment annually on July 1st and between annual tests whenever events or changes in circumstances indicate that the carrying amount may not be fully recoverable. Goodwill is tested at the reporting unit level, which is defined as an operating segment or one level below the operating segment. An impairment loss is recognized if the estimated fair value of a reporting unit is less than its net book value. Such loss is calculated as the difference between the estimated fair value of goodwill and its carrying value.

Deferred IPO Costs

In 2018, the Company began incurring costs in connection with the filing of its Registration Statement on Form S-1, which are deferred in other assets in accordance with ASC 505-10-25, Equity — Recognition in the consolidated statements of financial condition. Initial public offering (“IPO”) costs consist of legal, accounting, and other costs directly related to the Company’s efforts to raise capital through an IPO. If the IPO becomes effective, these deferred costs will be offset against proceeds received from the offering and reclassified to equity on the consolidated statements of financial condition. Should the Company terminate or more than temporarily delay its planned offering, these costs will be expensed in the consolidated statements of income.

Translation of Foreign Currency

Revenues and expenses denominated in foreign currencies are translated at the rate of exchange prevailing at the transaction date. Assets and liabilities denominated in foreign currencies are translated at the rate prevailing at the consolidated statements of financial condition date. Foreign currency re-measurement gains or losses on transactions in nonfunctional currencies are recognized in the consolidated statements of income. Gains or losses on translation in the financial statements of a non-U.S. operation, when the functional currency is other than the U.S. dollar, are included as a component of comprehensive income.

Tradeweb Markets LLC and Subsidiaries

Notes to Consolidated Financial Statements

Income Tax

The Company is a multiple member limited liability company which is taxed as a partnership. No income tax provision is required on the earnings of the Company as it is a partnership, and therefore the remaining tax effects of its activities accrue directly to its partners. As a partnership, the Company and certain subsidiaries are subject to unincorporated business taxes on income earned, or losses incurred, by conducting business in certain state and local jurisdictions and income taxes in foreign jurisdictions on certain of their operations. TWIDB and its subsidiary DW are C Corporations and therefore incur federal, state and local income tax expense. Income taxes are accounted for in accordance with ASC 740. The Company recorded deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities. The Company measures deferred taxes using the enacted tax rates and laws that will be in effect when such temporary differences are expected to reverse. Based on the weight of the positive and negative evidence considered, management believes that it is more likely than not that the Company will be able to realize its deferred tax assets in the future, therefore, no valuation allowance is necessary.

The Company records uncertain tax positions in accordance with ASC 740 on the basis of a two-step process whereby (1) the Company determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

The Company recognizes interest and penalties related to income taxes within the provision for income taxes in the consolidated statements of income. Accrued interest and penalties are included within accounts payable, accrued expenses and other liabilities in the consolidated statements of financial condition.

On December 22, 2017, the President signed into law the Tax Cuts and Jobs Act (“TCJA”) effective for tax years ending after December 31, 2017. This legislation replaces the prior corporate tax rate structure with a flat 21% rate, effective in 2018. There were many other future impacts of the tax reform such as the repeal of the corporate alternative minimum tax rate, tax loss carryback and carryforward limitations. This legislation impacted the financial statements for the year ended December 31, 2017 by reducing the deferred tax asset by $1,982,000 as a result of the revaluation of the deferred tax asset based on the reduced federal corporate tax rate. During 2018 the Company finalized its calculations related to the impacts of the TCJA with no adjustment to the Company’s previously recorded provisional tax expense.

The TCJA also requires a U.S. shareholder of a controlled foreign corporation (“CFC”) to include in income, as a deemed dividend, the global intangible low-taxed income (“GILTI”) of the CFC. This provision is effective for taxable years of foreign corporations beginning after December 31, 2017, and to taxable years of United States shareholders in which or with which such taxable years of foreign corporations end. The Company has elected to treat taxes due on future U.S. inclusions in taxable income under the GILTI provision as a current period expense when incurred.

Revenue Recognition

The Company earns transaction fees from transactions executed on the Company’s markets through various fee plans. Transaction fees are generated both on a variable and fixed price basis and vary by geographic region, product type and trade size. For variable transaction fees, the Company charges clients fees based on the mix of products traded and the volume of transactions executed. Transaction fee revenue is recorded at a point in time when the trade occurs and is generally billed monthly.

The Company earns subscription fees from granting access to institutional investors to the Company’s electronic marketplaces. Subscription fees are recognized into income in the period that access is provided on a monthly basis. Also included in subscription fees on the consolidated statements of income are viewer fees earned monthly from institutional investors accessing fixed income market data. The frequency of subscription fee billings varies from monthly until annually, depending on contract terms. Fees received by the Company which are not yet earned are included in deferred revenue on the consolidated statements of financial condition until the revenue recognition criteria has been met.

The Company earns commission revenue from its electronic and voice brokerage services on a riskless principal basis. Riskless principal revenues are derived on matched principal transactions where revenues are earned on the spread between the buy and sell price of the transacted product. Securities transactions and

Tradeweb Markets LLC and Subsidiaries

Notes to Consolidated Financial Statements

related commission income for brokerage transactions are recorded on a trade-date basis, as if the transactions have settled. This income is received by the Company when the transactions settle or is billed monthly.

The Company earns fees from Refinitiv, formerly TR in the predecessor periods, relating to the sale of market data to Refinitiv, which redistributes that data. Included in these fees, which are billed quarterly, are real-time market data fees which are recognized in the period that the data is provided, generally on a monthly basis and historical data sets which are recognized when the historical data set is provided to Refinitiv.

On January 1, 2018, the Company adopted ASU 2014-09, Revenue from Contracts with Customers, using the modified retrospective approach. The adoption of ASU 2014-09 did not have a material impact on the measurement or timing of recognition of revenue in any prior reporting periods. However, in the current reporting period, the Company was required to make significant judgements for the Refinitiv market data fees. Significant judgements used in accounting for this contract include:

•                     The provision of real-time market data feeds and annual historical data sets are distinct performance obligations.

•                     The performance obligations under this contract are recognized over time from the initial delivery of the data feeds or each historical data set until the end of the contract term.

•                     Determining the transaction price for the performance obligations by using a market assessment analysis. Inputs in this analysis include a consultant study which determined the overall value of the Company’s market data and pricing information for historical data sets provided by other companies..

Some commission and transaction fees earned by the Company have fixed fee components, such as monthly minimums or fixed monthly fees and variable components such as transaction based fees. The breakdown of revenues between fixed and variable revenues, in thousands, for October 1, 2018 to December 31, 2018, January 1, 2018 to September 30, 2018 and for the year ended December 31, 2017 and 2016 is as follows:

	Successor		Predecessor
	October 1, 2018 to December 31, 2018		January 1, 2018 to September 30, 2018		For the Year Ended December 31, 2017		For the Year Ended December 31, 2016
	(in thousands)		(in thousands)		(in thousands)		(in thousands)
Revenues	Variable	Fixed	Variable	Fixed	Variable	Fixed	Variable	Fixed
Transaction fees	$73,800	$23,330	$208,049	$65,702	$210,198	$56,822	$176,060	$54,111
Subscription fees including Refinitiv market data fees	425	46,094	1,305	142,676	1,575	192,959	1,496	190,487
Commissions	22,608	10,232	49,367	30,463	57,118	39,627	54,194	37,469
Other	—	2,148	40	8,169	36	4,633	30	4,557
Gross revenues	$96,833	$81,804	$258,761	$247,010	$268,927	$294,041	$231,780	$286,624

Share-Based Compensation

The Company accounts for share-based compensation in accordance with ASC 718. ASC 718 focuses primarily on accounting for a transaction in which an entity obtains employee services in exchange for share-based payments. Under ASC 718, the shared-based payments received by the employees of the Company are accounted for either as equity awards or as liability awards.

As an equity award, the Company measures and recognizes the cost of employee services received in exchange for awards of equity instruments based on their estimated fair values measured as of the grant date. These costs are recognized as an expense over the requisite service period, with an offsetting increase to members’ capital.

Tradeweb Markets LLC and Subsidiaries

Notes to Consolidated Financial Statements

As a liability award, the cost of employee services received in exchange for an award of equity instruments is generally measured based on the grant-date fair value of the award. The fair value of that award is remeasured subsequently at each reporting date through the settlement in accordance with ASC 505. Changes in the equity instrument’s fair value during the requisite service period are recognized as compensation cost over that period.

Under ASC 718, the grant-date fair value of share based awards that do not require future service (i.e., vested awards) are expensed immediately. The grant-date fair value of share-based employee awards that require future service, and are graded-vesting awards, are amortized over the relevant service period on a straight-line basis, with each tranche separately measured. The grant-date fair value of share-based employee awards that require both future service and the achievement of Company performance-based conditions, are amortized over the relevant service period for the performance-based condition. If in a reporting period it is determined that the achievement of a performance target for a performance-based tranche is not probable, then no expense is recognized for that tranche and any expenses already recognized relating to that tranche in prior reporting periods are reversed in the current reporting period.

Determining the appropriate fair value model and calculating the fair value of the share-based payment awards requires the input of highly subjective assumptions, including the expected life of the share-based payment awards and the stock price volatility. The Company uses the Black-Scholes pricing model to value some of its share-based awards. Application of alternative assumptions could produce significantly different estimates of the fair value of stock-based compensation and consequently, the related amounts recognized in the Company’s consolidated statements of income.

The Company has elected to account for forfeitures when they occur. If in a reporting period a forfeiture occurs, any expenses already recognized relating to the forfeited awards in prior reporting periods are reversed in the current reporting period.

Net Income Per Share

Basic net income per share is computed by dividing the net income attributable to the Company’s shares by the weighted-average number of the Company’s shares outstanding during the period. For purposes of computing diluted net income per share, the weighted-average number of the Company’s shares reflects the dilutive effect that could occur if convertible securities were converted into or exercised for the Company’s shares using the treasury stock method.

Fair Value Measurement

The fair value of a financial instrument is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (the exit price). Instruments that the Company owns (long positions) are marked to bid prices, and instruments that the Company has sold, but not yet purchased (short positions), are marked to offer prices. Fair value measurements do not include transaction costs.

The fair value hierarchy under ASC 820 prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy under ASC 820 are described below:

Basis of Fair Value Measurement

Level 1        Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2        Quoted prices in markets that are not considered to be active or financial instruments for which all significant inputs are observable, either directly or indirectly;

Tradeweb Markets LLC and Subsidiaries

Notes to Consolidated Financial Statements

Level 3                             Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU2016-02, Leases. This standard requires lessees to recognize a right-of-use asset and a lease liability for virtually all leases. The asset will reflect the present value of unpaid lease payments coupled with initial direct costs, prepaid lease payments, and lease incentives. The amount of the lease liability will be calculated as the present value of unpaid lease payments. ASU2016-02 will be effective for the Company in the fiscal year beginning January 1, 2019. The new standard must be adopted using a modified retrospective transition. The Company will adopt the transition method provided by ASU 2018 — 11, Leases — Targeted Improvements, in which the Company will initially apply the new lease standard on the adoption date of January 1, 2019, recognizing the cumulative-effect adjustment to members’ capital. The Company is evaluating its current lease contracts and currently intends to use the package of practical expedients allowing entities to not reassess (i) whether any expired or existing contracts are or contain leases, (ii) the lease classification for any expired or existing leases and (iii) initial direct costs for any existing leases. The Company has not quantified the impact on its consolidated financial statements, but it anticipates an increase in the recognition of right-of-use assets and lease liabilities.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses. This standard provided new guidance for estimating credit losses on certain types of financial instruments by introducing an approach based on expected losses. This guidance will be effective in the fiscal year beginning January 1, 2020. The Company is currently evaluating the impact of this standard on the Company’s consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force). This update provides specific guidance on the eight cash flow classification and presentation issues on the statements of cash flow. ASU 2016-15 was adopted by the Company beginning on January 1, 2018. The adoption of this ASU did not have a material impact on the Company’s financial statements.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows — Restricted Cash. This update requires that a statement of cash flows explain the change during the period in total cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. The standard must be adopted using a retrospective transition method to each period presented. ASU 2016-18 was adopted by the Company beginning on January 1, 2018. The adoption resulted in the Company presenting a reconciliation of cash and cash equivalents and restricted cash that sum to the amounts shown in the consolidated statement of cash flows.

In January 2017, the FASB issued ASU 2017-04, Intangibles — Goodwill and Other. The ASU simplifies the quantitative goodwill impairment test by eliminating the second step of the test. Under this ASU, impairment will be measured by comparing the estimated fair value of the reporting unit with its carrying value. The ASU is applicable for the Company in the fiscal year beginning January 1, 2021. The Company does not anticipate the adoption of this ASU to have a material impact on the Company’s financial statements.

3.   Pushdown Accounting

The Refinitiv Transaction was accounted for by Refinitiv in accordance with the acquisition method of accounting pursuant to ASC 805 “Business Combinations” to record the fair value of the assets and liabilities of Refinitiv on the date of the Refinitiv Transaction. The Company, as a consolidating subsidiary of Refinitiv, accounted for the Refinitiv Transaction using pushdown accounting. Under pushdown accounting, the excess of the fair value of the Company above the fair value accounting basis of the net assets and liabilities of the Company is recorded as goodwill.

Tradeweb Markets LLC and Subsidiaries

Notes to Consolidated Financial Statements

The fair value of assets acquired and liabilities assumed was determined based on assumptions that reasonable market participants would use in the principal (or most advantageous) market for the asset or liability. The following assumptions, the majority of which include significant unobservable inputs (Level 3), and valuation methodologies were used to determine fair value:

•                     Licenses — The income approach: with or without method was used. Under this method, fair value is estimated based on income streams, such as cash flows or earnings, discounting to a present value. These discounted cash flows are calculated both with the asset and without the asset. The difference in the cash flows is discounted to the present value to determine the value of the asset.

•                     Content and Data — The income approach: discounted cash flow method was used. Under this method, fair value is estimated based on income streams, such as cash flows or earnings, discounting to a present value.

•                     Tradename and software development costs — The income approach: relief from royalty method was used. Under this method, the value of the asset is a function of several components:

•                     The projected revenue attributable to the asset.

•                     The expected economic life of the asset.

•                     The royalty rate, as a percentage of revenue that would hypothetically be charged by a licensor of the asset to an unrelated licensee.

•                     A discount rate that reflects the level of risk associated with the future income attributable to the asset.

•                     Customer relationships — The income approach: multi-period excess earnings method was used. Under this method, the economic benefit of the asset is measured indirectly by calculating the income attributable to an asset after contributory asset charges.

•                     Leasehold improvements, furniture and purchased software — The cost approach was used. Under this method the assets are valued based on the cost to a market participant to acquire a substitute asset of comparable utility, adjusted for obsolescence.

•                     Computer hardware and office equipment — The market approach was used. Under this method, the fair value of an asset reflects the price at which comparable assets are purchased under similar circumstances based on recent sales prices of similar assets in an arm’s-length transaction.

•                     Leasehold interests — The income approach was used. Under this method, fair value is estimated based on cash flows, discounting to a present value.

The amount and timing of future cash flows used in these approaches were based on the Company’s most recent financial forecasts as of the date of the Refinitiv Transaction. In preparing the purchase price allocations, the Company considered a report of a third-party valuation expert. The Company’s management is responsible for these internal and third-party valuations and appraisals and they are continuing to review the amounts and allocations to finalize these amounts. The Company has one year from the date of the Refinitiv Transaction to finalize these amounts.

Tradeweb Markets LLC and Subsidiaries

Notes to Consolidated Financial Statements

The allocation applying pushdown accounting is summarized in the table below (in thousands):

Fair value of the Company	$4,575,000
Less: fair value of the net assets and liabilities of the Company	(1,880,203)
Goodwill	$2,694,797
Net assets and liabilities of the Company at October 1, 2018:
Cash and cash equivalents	$350,183
Restricted cash	1,200
Receivable from brokers and dealers and clearing organizations	4,642
Deposits with clearing organizations	9,200
Accounts receivable	95,959
Furniture, equipment, purchased software and leasehold improvements:
Computer hardware	15,787
Leasehold improvements	11,460
Purchased software	2,866
Furniture	1,616
Office equipment	572
Software development costs	168,500
Intangible assets:
Tradename	154,300
Content and Data	154,400
Licenses	168,800
Customer relationships	928,200
Receivables from affiliates	3,350
Other assets	20,404
Total assets	2,091,439
Accrued compensation	82,201
Deferred revenue	28,280
Accounts payable, accrued expenses and other liabilities	39,291
Leasehold interests	3,020
Employee equity compensation payable	33,914
Payable to affiliates	5,856
Deferred tax liability	18,674
Total liabilities	211,236
Fair value of net assets and liabilities of the Company	$1,880,203

4.   Restricted Cash

Cash has been segregated in a special reserve bank account for the benefit of brokers and dealers under SEC Rule 15c3-3. The Company computes the proprietary accounts of other broker-dealers (“PAB”) reserve, which requires the Company to maintain minimum segregated cash in the amount of total credits per the reserve computation. As of December 31, 2018 and December 31, 2017, cash in the amount of $1,200,000 has been segregated in the PAB reserve account exceeding the requirements pursuant to SEC Rule 15c3-3.

Tradeweb Markets LLC and Subsidiaries

Notes to Consolidated Financial Statements

5.   Receivable from and Payable to Brokers and Dealers and Clearing Organizations

Receivable from and payable to brokers and dealers and clearing organizations consists of proceeds from transactions which failed to settle due to the inability of a transaction party to deliver or receive the transacted security. These securities transactions are generally collateralized by those securities.

6.   Deposits with Clearing Organizations

Deposits with clearing organizations are comprised of cash deposits. Due to the short-term nature of these deposits, the recorded value has been determined to approximate fair value.

7.   Furniture, Equipment, Purchased Software and Leasehold Improvements

The components of furniture, equipment, purchased software and leasehold improvements, net of accumulated depreciation and amortization are as follows (in thousands):

	Successor	Predecessor
	December 31, 2018	December 31, 2017
Computer hardware	$22,818	$67,852
Leasehold improvements	12,339	27,139
Purchased software	3,039	12,991
Furniture and office equipment	2,968	6,350
Accumulated depreciation and amortization	(3,036)	(87,301)
Furniture, equipment, purchased software and leasehold improvements, net of accumulated depreciation and amortization	$38,128	$27,031

For October 1, 2018 to December 31, 2018, January 1, 2018 to September 30, 2018 and for the years ended December 31, 2017 and 2016, depreciation and amortization expense related to these assets was $3,094,000, $9,270,000, $11,959,000 and $12,910,000 respectively.

8.   Software Development Cost

The components of Software development costs, net of accumulated amortization are as follows (in thousands):

	Successor	Predecessor
	December 31, 2018	December 31, 2017
Software development costs	$175,656	$218,382
Accumulated amortization	(5,074)	(177,201)
Software development costs, net of accumulated amortization	$170,582	$41,181

For October 1, 2018 to December 31, 2018, January 1, 2018 to September 30, 2018 and for the years ended December 31, 2017 and 2016, software development costs totaling $7,156,000, $19,523,000, $27,157,000 and $25,351,000, respectively, were capitalized. In addition, on October 1, 2018, a fair value of $168,500,000 was assigned to software development costs of the Company as a result of the Refinitiv Transaction. Non-capitalized software costs and routine maintenance costs are expensed as incurred and are included in employee compensation and benefits and professional fees on the consolidated statements of income. For October 1, 2018 to December 31, 2018, January 1, 2018 to September 30, 2018 and for the years ended December 31, 2017 and 2016, amortization expense related to these assets was $5,074,000, $19,962,000, $25,420,000 and $26,824,000 respectively.

Tradeweb Markets LLC and Subsidiaries

Notes to Consolidated Financial Statements

9.   Intangible Assets and Goodwill

Intangible assets and goodwill relate primarily to the allocation of purchase price associated with the Refinitiv Transaction, the acquisition by TR of Tradeweb Group LLC in 2004, the merger in 2010 of the Company with Tradeweb NewMarkets LLC (“NewMarkets”), which was a company owned by the Banks and TR (the “Merger”), the purchase of the RaffCap business in 2011 and the purchase of BondDesk in 2013. The following is a summary of goodwill (in thousands):

	Successor	Predecessor
	December 31, 2018	December 31, 2017
Refinitiv Transaction	$2,694,797	$—
TR Acquisition	—	334,185
Merger	—	66,484
RaffCap Business	—	49,200
BondDesk	—	103,158
Other	—	10,394
Total	$2,694,797	$563,421

The following is a summary of intangible assets which have an indefinite useful life (in thousands):

	Successor	Predecessor
	December 31, 2018	December 31, 2017
Licences	$168,800	$12,000
Tradename	154,300	—
Total	$323,100	$12,000

Intangible assets that are subject to amortization, including the related accumulated amortization, are comprised as follows (in thousands):

		Successor			Predecessor
		December 31, 2018			December 31, 2017
	Amortization Period	Cost	Accumulated Amortization	Net Carrying Amount	Cost	Accumulated Amortization	Net Carrying Amount
Customer relationships — Refinitiv Transaction	12 Years	$928,200	$(19,338)	$908,862	$—	$—	$—
Content and data	7 Years	154,400	(5,514)	148,886	—	—	—
Customer relationships — Fixed Income Business	13 Years	—	—	—	155,284	(155,270)	14
Customer relationships — DW	11 Years	—	—	—	65,000	(42,348)	22,652
Customer relationships — RaffCap	12 Years	—	—	—	17,600	(9,166)	8,434
Customer relationships — BondDesk	15 Years	—	—	—	104,000	(28,806)	75,194
Customer relationships — Other	10 Years	—	—	—	2,100	(385)	1,715
Tradenames	10 Years	—	—	—	200	(125)	75
Liquidity contracts	16 Years	—	—	—	185,000	(82,865)	102,135
		$1,082,600	$(24,852)	$1,057,748	$529,184	$(318,965)	$210,219

For October 1, 2018 to December 31, 2018, January 1, 2018 to September 30, 2018 and for the years ended December 31, 2017 and 2016, amortization expense relating to these assets was $24,852,000, $19,576,000, $31,236,000 and $41,125,000, respectively.

Tradeweb Markets LLC and Subsidiaries

Notes to Consolidated Financial Statements

The estimated annual future amortization for existing intangibles assets through December 31, 2023 is as follows (in thousands):

Year	Amount
2019	$99,408
2020	99,408
2021	99,408
2022	99,408
2023	99,408

10.   Deferred Revenue

The Company records deferred revenue when cash payments are received or due in advance of services to be performed. The recognized revenue and remaining balance is shown below (in thousands):

	Successor	Predecessor	Predecessor
	October 1, 2018 to December 31, 2018	January 1, 2018 to September 30, 2018	Year Ended December 31, 2017
Deferred revenue balance — beginning of period	$28,280	$29,673	$42,184
New billings	26,609	100,091	127,312
Revenue recognized	(27,006)	(101,484)	(139,823)
Deferred revenue balance — end of period	$27,883	$28,280	$29,673

11.   Income Taxes

The provision for income taxes consists of the following (in thousands):

	Successor	Predecessor	Predecessor	Predecessor
	October 1, 2018 to December 31, 2018	January 1, 2018 to September 30, 2018	Year Ended December 31, 2017	Year Ended December 31, 2016
Current:
Federal	$—	$—	$—	$—
State and Local	1,235	5,739	4,331	2,772
Foreign	1,212	3,559	2,748	2,826
	2,447	9,298	7,079	5,598
Deferred — Federal	680	1,085	(433)	(5,783)
Deferred — state and local	288	1,517	(517)	(540)
Total deferred	968	2,602	(950)	(6,323)
Total	$3,415	$11,900	$6,129	$(725)

Tradeweb Markets LLC and Subsidiaries

Notes to Consolidated Financial Statements

A reconciliation of the statutory tax rate to the effective rate is as follows:

	Successor	Predecessor	Predecessor	Predecessor
	October 1, 2018 to December 31, 2018	January 1, 2018 to September 30, 2018	Year Ended December 31, 2017	Year Ended December 31, 2016
U.S. federal tax at statutory rate	21.0%	21.0%	35.0%	35.0%
State and local taxes — net of federal benefit	4.7%	5.1%	2.8%	1.6%
Foreign taxes	3.7%	2.5%	3.1%	3.1%
Tax Cuts and Jobs Act provisional tax charge	0.0%	0.0%	2.2%	0.0%
LLC flow-through structure	(19.0)%	(20.2)%	(36.3)%	(40.5)%
Effective tax rate	10.4%	8.4%	6.8%	(0.8)%

The components of the Company’s deferred tax assets (liabilities) are as follows (in thousands):

	Successor	Predecessor
	December 31, 2018	December 31, 2017
Deferred tax assets (liabilities):
Net operating losses	$6,810	$8,966
Goodwill and intangible assets	(28,799)	(2,146)
Other	2,362	—
Total deferred tax assets (liabilities)	$(19,627)	$6,820

As of December 31, 2018, the Company has federal, New York state and New York City net operating loss carryforwards for income tax purposes of $17,196,000, $24,449,000 and $22,654,000, respectively. If not utilized, the federal net operating loss carryforwards will begin to expire in 2032 and the state and local net operating loss carryforwards will begin to expire in 2035.

The Company was audited by the City of New York (“NYC”) for the tax periods from 2011 — 2013 and TWG was audited for the tax periods 2009 — 2011. In 2018, NYC issued an assessment for the periods under audit. Furthermore, NYC has also requested an extension of the statute of limitations, for TWG for the years 2012 — 2014 and for the Company for 2014, as it will audit those periods as well.

For October 1, 2018 to December 31, 2018 and January 1, 2018 to September 30, 2018, the Company recorded the additional tax, penalties and interest of $26,000 and $1,288,000, respectively, resulting from NYC UBT audit assessments. For the tax periods from 2012 — 2016, the Company has calculated and recorded a provision of $70,000 and $2,003,000 for October 1, 2018 to December 31, 2018 and January 1, 2018 to September 30, 2018, respectively, for the additional exposure based on the methodology from the UBT audit assessment. This provision is included in accounts payable, accrued expenses and other liabilities on the consolidated statement of financial condition and in provision for income taxes in the consolidated statement of income. This provision was made using the best estimate of the amount expected to be paid based on available information and assessment of all relevant factors. Due to the uncertainty associated with tax audits, it is possible that at some future date liabilities resulting from this audit could vary significantly from this provision. Nevertheless, based on currently enacted legislation and information currently known to us, the Company believes that the ultimate resolution of this audit will not have a material adverse impact on the Company’s financial condition taken as a whole.

Tradeweb Markets LLC and Subsidiaries

Notes to Consolidated Financial Statements

12.   Shares

The Company’s issued and vested shares are as follows:

	Successor	Predecessor
	December 31, 2018	December 31, 2017
Number of Vested Shares Issued
Class A Shares	146,333	146,333
Class C Shares	447	447
Class P(A) Shares	6,887	6,887
Class P(C) Shares	2	2
Class P-1(A) Shares	6,094	—
Class P-1(C) Shares	232	—

Each outstanding Class A Share, Class P(A) Share, Class P-1(A) Share, Class C Share, Class P(C) Share and Class P-1(C) Share equally participates in the earnings of the Company. All of these shares cannot be transferred without approval by the Board of Managers of the Company, with the exception of transfers to certain related parties. Most of the Class A, Class P(A) and Class P-1(A) Shareholders have the right to appoint the members of the Board of Managers. The Class C , Class P(C) and Class P-1(C) Shareholders do not have the right to appoint members of the Board of Managers.

As a result of the Recapitalization described in Note 2, all of the outstanding Class A Shares, Class P(A) Shares, Class P-1(A) Shares, Class C Shares, Class P(C) Shares and Class P-1(C) Shares of the Company were exchanged for 222,222,197 LLC Interests.  The Company’s issued and vested shares adjusted retroactively for the Recapitalization, in their pre-exchange classes, are as follows at December 31, 2018 and 2017:

	Successor	Predecessor
	December 31, 2018	December 31, 2017
Number of Vested Shares Issued
Class A Shares	203,245,361	203,245,361
Class C Shares	621,431	621,431
Class P(A) Shares	9,565,659	9,565,659
Class P(C) Shares	2,520	2,520
Class P-1(A) Shares	8,464,589	—
Class P-1(C) Shares	322,637	—

13.   Share-Based Compensation Plans

The Company has a share-based incentive plan which provides for the grant of performance-based restricted share units (“PRSUs”), to encourage employees of the Company to participate in the long-term success of the Company.

The Company’s outstanding PRSUs as of December 31, 2018 vest on January 1, 2019, 2020 and 2021. The final value of the PRSUs upon vesting is determined by a performance modifier, which is adjusted as a result of the financial performance of the Company in the grant year. If an employee’s employment with the Company is terminated, with the exception of retirement, all unvested PRSUs are forfeited.

On December 31, 2018, certain PRSUs, which previously were cash-settled, were converted to equity settled PRSUs. The conversion was at fair value, using a unit price consistent with the share price of the Company, and as a result of the impact of the performance modifier on PRSUs value, 1,033.2 cash-settled PRSUs were converted into the equivalent value of 1,442.2 equity settled PRSUs. Equity-settled PRSUs have vesting terms similar to the cash-settled PRSUs and are converted into shares of the Company on the February 1 following vesting. The shares received upon conversion are subject to certain selling restrictions including an underwriter’s lockup period if an IPO of the Company is effective or a restriction that the shares can only be sold to the Company in January or June, if there is not an effective IPO of the Company. As a result of the modification, which impacted 54 employees, the Company reclassified $19,072,000 from employee equity compensation payable to members’ capital.

Tradeweb Markets LLC and Subsidiaries

Notes to Consolidated Financial Statements

The following table reports the activity for equity-settled PRSUs issued by the Company:

Successor	Number of PRSUs	Weighted Average Fair Value of PRSUs
Outstanding at October 1, 2018	—	$—
Converted to equity settled PRSUs	1,442.2	30,482
Outstanding at December 31, 2018	1,442.2	$30,482

The following table reports the activity for equity-settled PRSUs issued by the Company adjusted retroactively for the Recapitalization described in Note 2:

Successor	Number of PRSUs	Weighted Average Fair Value of PRSUs
Outstanding at October 1, 2018	—	$—
Converted to equity settled PRSUs	2,003,100	21.95
Outstanding at December 31, 2018	2,003,100	$21.95

The remaining PRSUs that are cash-settled are accounted for as liability awards. The Company measures the cost of employee services received in exchange for the award based on its current fair value. The fair value of each award is based on the fair value of the Company and the value of accumulated dividend rights associated with each award. The fair value of that award is remeasured subsequently at each reporting date through to settlement. Changes in the award’s fair value during the requisite service period is recognized as compensation cost over that period.

The following table reports the activity for cash-settled PRSUs issued by the Company:

	Number of PRSUs	Weighted Average Fair Value of PRSUs
Predecessor
Outstanding at December 31, 2015	574.7	$22,512
Granted	512.8	21,723
Forfeited	(12.9)	23,170
Outstanding at December 31, 2016	1,074.6	13,159
Granted	511.7	24,911
Forfeited	(8.7)	26,770
Outstanding at December 31, 2017	1,577.6	31,039
Granted	531.9	29,609
Exercised	(560.4)	32,246
Forfeited	(9.9)	31,130
Outstanding at September 30, 2018	1,539.2	$38,017

Successor
Outstanding at October 1, 2018	1,539.2	$38,017
Granted	36.7	42,892
Forfeited	(20.2)	34,891
Converted to equity settled PRSUs	(1,033.2)	42,696
Outstanding at December 31, 2018	522.5	$34,221

Tradeweb Markets LLC and Subsidiaries

Notes to Consolidated Financial Statements

The Company maintains an Option Plan which was established to recruit and retain key employees, directors and consultants by providing such participating individuals with a proprietary interest in the performance of the Company. There are currently 13,912.7 shares reserved for issuance under the Option Plan. In October 2018, the Company made a special award of options under the Option Plan. The options have a graded vesting schedule with vesting dates of January 1, 2019, 2020, 2021 and 2022. Half of the options only vest if the Company achieves certain performance targets. All options expire ten years from the grant date.

In accounting for the options issued under this plan, the Company measures and recognizes compensation expense for all awards based on their estimated fair values measured as of the grant date. These options are only exercisable any time following the closing of an initial public offering or during a 15-day period following a change in control of the Company. Costs related to these options will be recognized as an expense in the consolidated statements of income over the requisite service period, when exercisability is considered probable. Therefore expense will only be recognized upon the completion of an initial public offering or a change in control, over the vesting period, with an offsetting increase to members’ capital.

The fair value of the options is calculated at the date of grant using the Black-Scholes model. The significant assumptions used to estimate the fair value of the options as of grant date are as follows:

Weighted Average Expected Life (years)	5.7
Weighted Average Risk Free Interest Rate	2.94%
Weighted Average Expected Volatility	20.0%
Weighted Average Expected Dividend Yield	4.02%
Share Price	$25,657
Exercise Price	$28,594

The following table reports the activity for options issued by the Company:

Successor	Number of Options	Weighted Average Grant Date Fair Value of Options	Intrinsic Value (in thousands)	Weighted Average Exercise Price	Weighted Average Remaining Contract Life (years)
Outstanding at October 1, 2018	—	$—
Granted	13,025.8	2,569		$28,594
Outstanding at December 31, 2018	13,025.8	$2,569	$4,741	$28,594	9.8

The following table reports the activity for options issued by the Company adjusted retroactively for the Recapitalization described in Note 2:

Successor	Number of Options	Weighted Average Grant Date Fair Value of Options	Intrinsic Value (in thousands)	Weighted Average Exercise Price	Weighted Average Remaining Contract Life (years)
Outstanding at October 1, 2018	—	$—
Granted	18,091,793	1.85		$20.59
Outstanding at December 31, 2018	18,091,793	$1.85	$4,741	$20.59	9.8

Prior to 2015, the Company granted employees Stock Appreciation Rights (“SARs”). The SARs had graded vesting schedules with expiration dates through December 31, 2016. If an employee was terminated without cause, all unvested SARs were forfeited. All vested SARs were only exercisable during a specific period of the year and must have been exercised by 2017.

The fair value of the SARs is calculated at the date of grant and remeasurement date using an appropriate valuation model such as Black-Scholes. Consequently, the fair values of these awards are based on the estimated fair value at that date.

Tradeweb Markets LLC and Subsidiaries

Notes to Consolidated Financial Statements

At December 31, 2016, due to the expiration of the SARs, the fair value of each award equals the intrinsic value.

The following table reports activity for the SARs issued by the Company:

Predecessor	Number of SARS	Weighted Average Exercise Price of SARs
Outstanding at December 31, 2015	6,315.5	$16,839
Forfeited	(91.0)	17,280
Exercised	(3,338.4)	16,389
Outstanding at December 31, 2016	2,886.1	$17,344
Exercised	(2,886.1)	17,344
Outstanding at December 31, 2017	—	$—

As of December 31, 2018, total unrecognized compensation cost related to non-vested share-based compensation arrangements and the expected recognition period are as follows:

	Cash-Settled PRSUs	Equity Settled PRSUs	Options
Total unrecognized compensation cost	$419,000	$24,853,000	$33,460,000
Weighted average recognition period	1.8 years	1.7 years	0.9 years

Certain employees acquired or vested in Class C Shares, Class P(C) Shares and Class P-1(C) Shares of the Company (collectively the “Employee Shares”).

The following table records activity of the Employee Shares.

	Class C Shares	Class P(C) Shares	Class P-1(C) Shares
Predecessor
Outstanding at December 31, 2015	528	2	—
Sold	(24)	—	—
Outstanding at December 31, 2016	504	2	—
Purchased	5	—	—
Sold	(62)	—	—
Outstanding at December 31, 2017	447	2	—
Sold	—	—	232
Outstanding at September 30, 2018	447	2	232
Successor
Outstanding at October 1, 2018	447	2	232
Sold	—	—	—
Outstanding at December 31, 2018	447	2	232

The Employee Shares are classified as mezzanine capital, as opposed to members’ capital, due to the right of employees to sell the shares back to the Company at fair market value upon termination of employment. Employee Shares that have been outstanding for less than six months are included in employee equity compensation payable. At December 31, 2017 there were no Employee Shares included in employee compensation payable. At December 31, 2018, $6,727,000 of vested Class P-1(C) Shares are included in employee compensation payable with any changes in the value of the shares included in compensation cost on the consolidated statements of income. Changes in the Employee Shares’ fair value included in mezzanine capital are not recognized as compensation cost.

Tradeweb Markets LLC and Subsidiaries

Notes to Consolidated Financial Statements

For October 1, 2018 to December 31, 2018, January 1, 2018 to September 30, 2018 and for the years ended December 31, 2017 and 2016, $9,413,000, $15,949,000, $26,100,000 and $19,032,000, respectively, has been expensed relating to PRSUs, options and shares granted to or acquired by employees and included in employee compensation and benefits in the consolidated statements of income.

14.   Related Party Transactions

The Company enters into transactions with affiliates of the Banks and Refinitiv. At December 31, 2018 and December 31, 2017, the following balances with such affiliates were included in the consolidated statements of financial condition in the following line items (in thousands):

	Successor	Predecessor
	December 31, 2018	December 31, 2017

Cash and cash equivalents	$283,790	$234,107
Receivables from brokers and dealers and clearing organizations	3,332	—
Deposits with clearing organizations	500	500
Accounts receivable	40,730	27,163
Receivable from affiliates	3,243	375
Other assets	9	27
Payable to brokers and dealers and clearing organizations	2,404	—
Deferred revenue	9,151	5,106
Contingent consideration payable	—	129,393
Accounts payable, accrued expenses and other liabilities	—	2,555
Payable to affiliates	5,009	5,578

The Company maintains a shared services agreement with Refinitiv (TR in the predecessor periods). Under the terms of the agreement, Refinitiv provides the Company with certain real estate, payroll, benefits administration, insurance, content, financial reporting and tax support. For October 1, 2018 to December 31, 2018, January 1, 2018 to September 30, 2018 and for the years ended December 31, 2017 and 2016, the Company incurred shared services fees of $1,075,000, $3,225,000, $4,300,000 and $4,300,000 relating to this agreement, respectively. These fees are included in occupancy, technology and communications and general and administrative expenses in the consolidated statements of income.

The Company maintains a market data license agreement with Refinitiv (TR in the predecessor periods). Under the agreement, the Company delivers to Refinitiv certain market data feeds which Refinitiv redistributes to its customers. The Company earns license fees or royalties for these feeds. For October 1, 2018 to December 31, 2018, January 1, 2018 to September 30, 2018 and for the years ended December 31, 2017 and 2016, the Company earned $13,467,000, $36,851,000, $50,125,000 and $50,564,000, respectively, of revenue under this agreement.

The Company reimburses affiliates of Refinitiv (TR in the predecessor periods) for expenses paid on behalf of the Company for various services including salaries and bonuses, marketing, professional fees, communications, data costs and certain other administrative services. For October 1, 2018 to December 31, 2018, January 1, 2018 to September 30, 2018 and for the years ended December 31, 2017 and 2016, the Company reimbursed such affiliates approximately $3,837,000, $28,736,000, $38,361,000 and $34,350,000, respectively, for these expenses.

For October 1, 2018 to December 31, 2018, January 1, 2018 to September 30, 2018 and for the years ended December 31, 2017 and 2016, the Company earned approximately $90,845,000, $211,234,000, $232,436,000 and $211,743,000, respectively, of transaction, subscription and other fees from affiliates of the Banks.

For October 1, 2018 to December 31, 2018, January 1, 2018 to September 30, 2018 and for the years ended December 31, 2017 and 2016, the Company earned $17,000, $34,000, $40,000 and $80,000, respectively, of interest income from money market funds invested with and savings accounts deposited with affiliates of the Banks. Interest rates earned on the money market and savings accounts are comparable to rates offered to third parties.

Tradeweb Markets LLC and Subsidiaries

Notes to Consolidated Financial Statements

The Company borrowed $29,285,000 from a subsidiary of TR under a convertible term note. Interest charged on the outstanding borrowings is the greater of LIBOR or 150 basis points, plus 300 basis points per annum, and is reset and payable quarterly. On May 5, 2017, TR converted all outstanding borrowings into 1,835 Class A Shares at the price of $15,958 per share. During the years ended December 31, 2017 and 2016, the interest rate charged was 4.50% per annum. The Company paid and expensed interest on this note of $455,000 and $1,339,000 in the years ended December 31, 2017 and 2016, respectively.

During 2014, the Company issued Class A Shares and unvested Class P-1(A) Shares to some of the Banks as a result of a $120,000,000 capital contribution. In connection with this investment, employees invested $5,266,000 in the Company and were issued Class C Shares and unvested Class P-1(C) Shares. Certain Class P-1(A) Shares and Class P-1(C) Shares vested on July 31, 2018, based on a formula determined by the Company’s new credit platforms’ revenues and any remaining unvested Class P-1(A) Shares and Class P-1(C) Shares were cancelled. The value of the vested Class P-1(A) Shares which are included in members’ capital is $150,495,000 and the value of the vested P-1(C) Shares which are included in employee equity compensation payable is $6,727,000. The Company recognized contingent consideration for January 1, 2018 to September 30, 2018 and for the years ended December 31, 2017 and 2016, of $26,830,000, $58,520,000 and $26,224,000, respectively, relating to these shares, which is included in net revenue on the consolidated statements of income. At December 31, 2017, $129,393,000 is included in contingent consideration payable on the consolidated statements of financial condition.

15.   Fair Value of Financial Instruments

Certain financial instruments that are not carried at fair value on the consolidated statements of financial condition are carried at amounts that approximate fair value. These instruments include deposits with clearing organizations and accounts receivable.

Following is a description of the fair value methodologies used for the Company’s instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy:

The Company’s money market funds are classified within level 1 of the fair value hierarchy because they are valued using quoted market prices in active markets.

Contingent consideration is classified within level 3 of the fair value hierarchy because the valuation requires assumptions that are both significant and unobservable. The contingent consideration valuation is determined using a monte carlo simulation, with key inputs being the standard deviation applied to the Company’s new credit platforms’ revenues, revenue multiple and discount rate. At December 31, 2017, the inputs in the valuation are as follows:

Standard deviation	$1,666,667
Revenue multiple	7.03	x
Discount rate	1.64%

The Company has no instruments that are classified within level 2 of the fair value hierarchy.

Tradeweb Markets LLC and Subsidiaries

Notes to Consolidated Financial Statements

The fair value measurements are as follows (in thousands):

Predecessor	Quoted Prices in active Markets for Indentical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total

As of December 31, 2017
Assets
Money market funds	$101,154	$—	$—	$101,154
	$101,154	$—	$—	$101,154
Liabilities
Contingent consideration payable	$—	$—	$129,393	$129,393
	$—	$—	$129,393	$129,393

Successor

As of December 31, 2018
Assets
Money market funds	$127,927	$—	$—	$127,927
	$127,927	$—	$—	$127,927

16.   Credit Risk

The Company may be exposed to credit risk regarding its receivables, which are primarily receivable from financial institutions, including investment managers and broker/dealers. At December 31, 2018 and December 31, 2017 the Company established an allowance for doubtful accounts of $1,169,000 and $928,000, respectively, with regard to these accounts receivable.

In the normal course of business the Company, as agent, executes transactions with, and on behalf of, other brokers and dealers. If the agency transactions do not settle because of failure to perform by either counterparty, the Company may be obligated to discharge the obligation of the non-performing party and, as a result, may incur a loss if the market value of the security is different from the contract amount of the transaction.

A substantial number of the Company’s transactions are collateralized and executed with, and on behalf of, a limited number of brokers and dealers. The Company’s exposure to credit risk associated with the nonperformance of these clients in fulfilling their contractual obligations pursuant to securities transactions can be directly impacted by volatile trading markets which may impair the clients’ ability to satisfy their obligations to the Company.

The Company does not expect nonperformance by counterparties in the above situations. However, the Company’s policy is to monitor its market exposure and counterparty risk. In addition, the Company has a policy of reviewing, as considered necessary, the credit standing of each counterparty with which it conducts business.

Tradeweb Markets LLC and Subsidiaries

Notes to Consolidated Financial Statements

17.   Commitments and Contingencies

The Company is obligated under operating leases in the US and UK for office space through 2027. Minimum rent is expensed on a straight-line basis over the term of the lease. The terms of the leases require the following remaining future minimum rental payments at December 31, 2018 (in thousands):

Year ending December 31,	Amount
2019	$11,393
2020	7,580
2021	5,317
2022	4,051
2023	3,877
Thereafter	11,156
$43,374

The actual rent charged to occupancy amounted to $2,733,000, $9,011,000, $11,774,000 and $13,253,000 for October 1, 2018 to December 31, 2018, January 1, 2018 to September 30, 2018 and for the years ended December 31, 2017 and 2016, respectively.

One US lease is secured by a letter of credit in the amount of $1,200,000, which is guaranteed by Refinitiv.

In the normal course of business, the Company enters into user agreements with its dealers which provide the dealers with indemnification from third parties in the event that the electronic marketplaces of the Company infringe upon the intellectual property or other proprietary right of a third party. The Company’s exposure under these user agreements is unknown as this would involve estimating future claims against the Company which have not yet occurred. However, based on its experience, the Company expects the risk of a material loss to be remote.

The Company was named as a defendant, along with dozens of financial institutions, in antitrust class actions (consolidated into two actions) relating to trading practices in United States Treasury securities auctions and, separately, interest rate swaps. The Company was dismissed from the interest rate swaps matter and believes it has substantial defenses to the other plaintiffs’ claims and intends to defend itself vigorously.

The Company is a co-defendant in a matter relating to the distribution of financial strength ratings over the Company’s trading platform to one of its customers. The matter alleges that while certain business units of the client were licensed to receive the data via the Company’s platform, the data was also distributed without authorization to certain end clients of the customer. The plaintiff claims to have suffered approximately $80,000,000 in damages and also seeks punitive damages, attorneys’ fees and costs. The Company intends to continue to vigorously defend what the Company believes to be meritless and excessive claims.

The Company records its best estimate of a loss, including estimated defense costs, when the loss is considered probable and the amount of such loss can be reasonably estimated. Based on its experience, the Company believes that the amount of damages claimed in a legal proceeding is not a meaningful indicator of the potential liability. At this time, the Company cannot reasonably predict the timing or outcomes of, or estimate the amount of loss, or range of loss, if any, related to its pending legal proceedings, including the matters described above, and therefore does not have any contingency reserves established for any of these matters.

Tradeweb Markets LLC and Subsidiaries

Notes to Consolidated Financial Statements

18.   Net Income Per Share

On April 4, 2019, the LLC Agreement was amended and restated to, among other things, (i) provide for LLC Interests and (ii) exchange all of the existing membership interests of the Company’s existing equityholders for LLC Interests. For purposes of calculating net income per share on the consolidated statements of income, the number of outstanding shares has been adjusted retroactively for all periods presented to reflect the above-mentioned amendment and resulting Recapitalization. The following table sets forth the computation of basic and diluted net income per share:

	Successor	Predecessor	Predecessor	Predecessor
	October 1, 2018 to December 31, 2018	January 1, 2018 to September 30, 2018	Year Ended December 31, 2017	Year Ended December 31, 2016
Net Income (in thousands)	$29,307	$130,160	$83,648	$93,161
Basic Weighted Average Shares Outstanding	222,221,628	215,365,920	212,568,635	210,979,704
Dilutive Effect of Conversion to Equity Settled PRSU	22,223	—	—	—
Diluted Weighted Average Shares Outstanding	222,243,851	215,365,920	212,568,635	210,979,704
Basic Net Income Per Share	$0.13	$0.60	$0.39	$0.44
Diluted Net Income Per Share	$0.13	$0.60	$0.39	$0.44

Shares from the convertible term note payable totaling 894,464 and 2,548,668 for the years ended December 31, 2017 and 2016, respectively, and shares from the contingent consideration payable totaling 5,444,566 for January 1, 2018 to September 30, 2018 were excluded from the computation of diluted net income per share because their effect would have been anti-dilutive.

Net income per share are the same for all classes of the Company’s shares since each class of share equally participates in the earnings of the Company.

19.   Regulatory Capital Requirements

TWL, DW and TWD are subject to the Uniform Net Capital Rule 15c3-1 under the Securities Exchange Act of 1934. TEL is subject to certain financial resource requirements with the FCA in the UK and TWJ are subject to certain financial resource requirements with the FCA in Japan.

At December 31, 2018 and December 31, 2017, the regulatory capital requirements and regulatory capital for TWL, DW, TWD, TEL and TWJ were as follows (in thousands):

Predecessor	TWL	DW	TWD	TEL	TWJ
As of December 31, 2017
Regulatory Capital	$22,551	$35,546	$16,965	$31,509	$5,326
Regulatory Capital Requirement	1,589	1,612	378	18,034	961
Excess Regulatory Capital	$20,962	$33,934	$16,587	$13,475	$4,365

Successor	TWL	DW	TWD	TEL	TWJ
As of December 31, 2018
Regulatory Capital	$18,986	$41,164	$24,042	$46,157	$10,592
Regulatory Capital Requirement	2,698	1,803	599	17,493	3,413
Excess Regulatory Capital	$16,288	$39,361	$23,443	$28,664	$7,179

Tradeweb Markets LLC and Subsidiaries

Notes to Consolidated Financial Statements

As SEFs, TW SEF and DW SEF are required to maintain adequate financial resources and liquid financial assets in accordance with CFTC regulations. The required and maintained financial resources and liquid financial assets at December 31, 2018 and December 31, 2017 are as follows (in thousands):

	Successor		Predecessor
	As of December 31, 2018		As of December 31, 2017
	TW SEF	DW SEF	TW SEF	DW SEF
Financial Resources	$31,232	$17,837	$23,349	$20,069
Required Financial Resources	10,500	5,169	10,500	5,875
Excess Financial Resources	$20,732	$12,668	$12,849	$14,194
Liquid Financial Assets	$16,662	$11,888	$14,084	$13,865
Required Liquid Financial Assets	5,250	2,585	5,250	2,893
Excess Liquid Financial Assets	$11,412	$9,303	$8,834	$10,972

20.   Employees Savings Plan

The Company sponsors a 401(k) savings plan for its US employees. Employees may voluntarily contribute up to 75% of their annual compensation, including bonus. The Company matches 100% of the employee’s contribution, up to 4% of their annual compensation, which vests immediately. Company’s expense for matching contributions under the plans was $738,000, $3,758,000, $4,137,000 and $4,179,000, for October 1, 2018 to December 31, 2018, January 1, 2018 to September 30, 2018 and for the years ended December 31, 2017 and 2016, respectively.

The Company has deferred compensation plans for its UK and Asia employees. Employer contributions to the plans were $423,000, $1,113,000, $1,242,000 and $1,181,000 for October 1, 2018 to December 31, 2018, January 1, 2018 to September 30, 2018 and for the years ended December 31, 2017 and 2016, respectively.

21.   Business Segment and Geographic Information

The Company operates electronic marketplaces for the trading of products across the rates, credit, money markets and equities asset classes and provides related pre-trade pricing and post-trade processing services. The Company’s operations constitute a single business segment because of the integrated nature of these marketplaces and services. Information regarding revenue by client sector is as follows (in thousands):

	Successor	Predecessor	Predecessor	Predecessor
	October 1, 2018 to December 31, 2018	January 1, 2018 to September 30, 2018	Year Ended December 31, 2017	Year Ended December 31, 2016
Net revenue:
Institutional	$103,971	$301,918	$318,038	$285,801
Wholesale	38,153	99,028	118,451	109,945
Retail	19,780	57,766	70,857	67,471
Market Data	16,733	47,059	55,622	55,187
Other	—	(26,830)	(58,520)	(26,224)
Net revenue	178,637	478,941	504,448	492,180
Operating expenses	146,702	338,607	415,356	399,049
Operating income	$31,935	$140,334	$89,092	$93,131

Tradeweb Markets LLC and Subsidiaries

Notes to Consolidated Financial Statements

The Company operates in the U.S. and internationally, primarily in Europe and Asia. Revenues are attributed to geographic area based on the jurisdiction where the underlying transactions take place. Long-lived assets are attributed to the geographic area based on the location of the particular subsidiary. Information regarding revenue for October 1, 2018 to December 31, 2018, January 1, 2018 to September 30, 2018 and for the years ended December 31, 2017 and 2016 and long-lived assets as of December 31, 2018 and December 31, 2017 is as follows (in thousands):

	Successor	Predecessor	Predecessor	Predecessor
	October 1, 2018 to December 31, 2018	January 1, 2018 to September 30, 2018	Year Ended December 31, 2017	Year Ended December 31, 2016
Net revenue:
U.S.	$115,907	$324,304	$385,176	$365,308
International	62,730	181,467	177,792	153,096
Gross revenue	178,637	505,771	562,968	518,404
Contingent consideration	—	(26,830)	(58,520)	(26,224)
Total	$178,637	$478,941	$504,448	$492,180

	Successor	Predecessor
	December 31, 2018	December 31, 2017
Long-lived assets
U.S.	$4,276,568	$845,599
International	7,787	7,987
Total	$4,284,355	$853,586

22.   Subsequent Events

The Company is in the process of preparing for an IPO. The Company’s expectation is that the IPO will occur during the first half of 2019, though no assurances can be made. On March 21, 2019, the Board of Directors approved that the Company will effect a series of reorganization transactions, including a recapitalization of the Company’s issued and vested shares, immediately prior to the consummation of the IPO. In addition, the Company expects to enter into a $500 million revolving credit facility upon the closing of the IPO. On March 22, 2019, the Company paid a $20.0 million distribution to the current owners of the Company.

There were no other subsequent events requiring adjustment to the financial statements or disclosure, except as disclosed in note 1, through March 25, 2019, the date that the Company’s financial statements were issued.